Diamante Provides Update
On Mineracao Batovi Diamond Project

- Company to Contribute $1 Million to Joint Venture;
Preliminary Exploration Work to Begin Shortly Thereafter
With Geologist Charles Fipke -

Kelowna, B.C., Canada, June 5, 2015--Diamante Minerals, Inc. (OTCBB: DIMN), a natural resources company focused on the diamond sector, today provided an update on its previously announced Mineracao Batovi Diamond project.

Diamante will provide a $1 million cash investment directly to a joint venture partnership with mining and exploration company Mineracao Batovi Ltda., which is majority-owned by legendary geologist Charles Fipke.

In advance of Diamante's investment, Mineracao Batovi was required to undergo an audit, which has now been completed. Legal counsel in Brazil is presently working to effect a transfer of ownership in Mineracao Batovi, which is expected later this year, following which time, Diamante will own 20% of the joint venture. Fipke already has invested approximately $4 million specifically in the project.

The Company said the partnership plans to develop, finance and operate a diamond exploration project located about 220 kilometers north of Paranatinga in Mato Grosso, Brazil. Diamante and Mineracao Batovi both believe this region has demonstrated high prospectivity for diamonds. The area of claims is 271,044 acres.

"We are excited about the potential of this long-term project and particularly pleased to be working with Chuck Fipke, who is one of the industry's most successful and highly respected geologists, along with the talented team at Mineracao Batovi," said Chad Ulansky, president and chief executive officer of Diamante. "The airborne survey of the claims area is anticipated to begin soon after the cash transfer is consummated," Ulansky added.

Fipke is a founder of Canada's first diamond mine, Ekati, which between 1998 and 2011, produced 50 million carats, according to Mining Global. Fipke previously stated that "Exploring the Rio Batovi basin has been of great interest to me for many years. Now we have the right partner to accelerate the process of finding diamond-bearing kimberlites."

About Diamante Minerals

Diamante Minerals acquires, explores and develops mineral properties, and is currently focused on the Batovi Diamond Project, located to the north of Paranatinga in Mato Grosso, Brazil.

Forward-Looking Statements

Certain statements contained in this report constitute "forward-looking" statements, including but not limited to, the anticipated timing of the Company's cash infusion into the joint venture, along with next stages of development, and represent the Company's current expectations. Other statements contained herein regarding matters that are not historical facts, also constitute "forward-looking" statements. Such statements may be identified by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by the Company or with the Company's approval, which are not statements of historical fact, may contain forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

For more information, contact:

Evan Pondel
PondelWilkinson Inc.
310-279-5980